EXHIBIT 99

                                 NIKE, Inc.
                    Q305 Earnings Release Conference Call
                               March 17, 2005

                               PAMELA CATLETT
                  Vice President of Investor Relations

Thank you. Good afternoon, everyone. Happy St. Patrick's Day. We're pleased you're joining us today to discuss our Nike's fiscal 2005 third quarter results. For those of you who need to reference our release, you'll find it on our website, www.nikebiz.com. You'll also find expanded information on the website about some of the highlights we'll be discussing today. Participants in today's call are Bill Perez, Nike, Inc. President and Chief Executive Officer; Charlie Denson and Mark Parker, President's of the Nike brand; and Don Blair, Nike's Chief Financial Officer. Each of today's participants will provide brief prepared remarks, which are also available on our website immediately following the call.

Before I turn it over to Don, let me remind you that on this call, we're going make forward-looking statements based on our current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports we file with the SEC, including forms 8-K and 10-Q. Some forward-looking statements concern futures orders that are not necessarily indicative of total revenues for subsequent periods, due to cancellations and the mix of futures and at once orders, which may vary significantly from quarter to quarter. In addition, it's important to remember a significant portion of our business, including equipment, most of Nike retail, Nike Golf, Converse, Cole Haan, Bauer, Hurley, and Exeter brands group are not included in these futures numbers. Finally, during this call, we may discuss non-GAAP financial measures. The presentation of comparable GAAP measures and quantitative reconciliations can also be found at Nike's website. In this call we may also discuss non-public financial and statistical information, which is also available on that site, at www.nikebiz.com. Now here is Don Blair.

                              DONALD W. BLAIR
                Vice President and Chief Financial Officer

Thanks, Pam. Our global portfolio continued to deliver outstanding growth in the third quarter of fiscal 2005 as we posted rapid growth in revenues and profits. For the quarter, our revenues grew 14 percent to $3.3 billion. Changes in currency exchange rates accounted for about 3 points of growth. Consistent with last quarter, acquisitions had a negligible impact on our third quarter revenue growth, since we're well past the anniversary of the acquisition of Converse, and the impact of the Starter acquisition was not material this quarter. Diluted earnings per share for the quarter were $1.01, up 36 percent versus fiscal 2004.

For the quarter, our consolidated gross margin was 44.1 percent, up 2 full percentage points versus last year's third quarter.

Our international regions accounted for about two-thirds of the consolidated gross margin improvement as positive currency changes were partially offset by the impact of higher closeout inventories and strategies to improve product value in Europe and Asia. Overall, the gross impact of currency movements contributed 2.4 points to the consolidated gross margin increase.

SG&A grew 16 percent in the quarter, reflecting about 3 percentage points of growth due to stronger foreign currencies.

Futures orders for the next five months grew 9.6 percent in real dollars, including about 1 percentage point of growth from stronger foreign currencies.

Our trailing 12-month return on invested capital was 23.4 percent, up 260 basis points versus the third quarter of fiscal 2004. And over the first nine months of fiscal 2005, we've generated $883 million of free cash flow from operations. I should note that since return on invested capital and free cash flow from operations are non-GAAP terms, we have posted the definitions and calculations on our website.

This year we've also continued to deliver significant amounts of cash to our shareholders. Over the first 9 months of the year, we've paid out over $170 million in dividends and repurchased over $400 million of our own stock.

In our European region, which includes the Middle East and Africa, revenues grew 18 percent in Q3, with 9 points of the growth coming from more favorable exchange rates. Our real dollar revenues by product type are reported in our press release. In constant dollars, footwear revenues grew 6 percent, apparel revenues advanced 15 percent, and equipment revenues were up 10 percent.

In the quarter, the most significant constant dollar revenue growth came in Italy, Central Europe, Turkey, Russia, and the UK; revenues in France declined. Sales through Nike-owned retail stores also grew strongly reflecting the addition of new factory outlet stores in the region.

Gross margins in Europe expanded 4.8 points for the quarter, accounting for 150 basis points of our consolidated margin improvement. Improved foreign exchange rates were the main driver of gross margin improvement in Europe, partially offset by lower in-line product margins and increased less profitable footwear and apparel closeouts.

Reported third quarter pretax income for the European region increased 28 percent to $219 million, reflecting growth in revenues and gross margins, partially offset by increased spending on SG&A.

In the Asia-Pacific region, revenues increased 18 percent in the third quarter. About 5 points of the increase came from stronger currencies in the region. In constant dollars, footwear grew 7 percent, while apparel grew 21 percent, and equipment advanced 18 percent. The principle driver of the growth was China, which more than doubled revenues in Q3. Revenues in Japan were slightly below the prior year in constant dollars, but grew on a reported basis due to the stronger yen.

For the quarter, Asia-Pacific gross margin fell 110 basis points, driving a 20-basis point decline in consolidated gross margin. The decline was mainly due to lower in-line product margins. Reported pretax income for the quarter grew 16 percent to $100 million.

The Americas region delivered another strong quarter, as revenues grew 10 percent and reported pretax income grew 49 percent. Stronger currencies accounted for about 3 points of revenue growth. In constant dollars, footwear grew 11 percent, while apparel declined 7 percent, and equipment grew 31 percent. Gross margin improved 3.4 points in the quarter, accounting for about a tenth of a point of the consolidated gross margin improvement for Nike Inc. Improved foreign exchange rates, lower discounts and fewer closeouts were the main drivers. SG&A grew mid single digits as demand creation spending declined following the heavy investments in the first quarter of the fiscal year.

The South American markets continued to drive our growth, as constant dollar revenues in Brazil, Argentina, and Chile, each grew over 25 percent in the quarter. This growth was partially offset by weaker results in Canada and Mexico.

Our U.S. region delivered an outstanding third quarter, as revenues advanced 9 percent and reported pretax income grew 10 percent. Revenue growth was broad-based as key athletic specialty, department store, and sporting goods accounts all advanced strongly. Nike retail also posted a strong quarter, as overall revenues advanced 15 percent and comp sales for Nike Town stores grew 11 percent in the third quarter.

Footwear revenue for the U.S. region grew 10 percent in the third quarter, driven by high single digit growth in unit sales, and a higher average price per pair as unit sales of sport performance models continued to grow faster than active life models. Footwear gross margins were flat in the quarter. Better regular price sell-throughs reduced closeout volumes, improving gross margin. But offsetting this benefit were higher discounts due to more business with high volume customers, and increased product and transportation costs needed to meet the strong demand for the marketplace.

Apparel sales in the U.S. grew 5 percent, as high-teens growth in branded apparel more than offset continued weakness in licensed apparel.

U.S. futures orders scheduled for delivery from March through July rose about 9 percent versus the year ago period. As we've discussed before, revenue growth for a given period may not track precisely in line with futures growth due to timing of shipments and differential growth rates for portions of the business not included in futures. Examples of businesses not included in futures are licensed apparel, equipment, footwear and apparel, at once sales, closeouts, and retail. For the fourth quarter, we continue to expect U.S. revenue growth in the low single digits, primarily due to shipment timing and lower revenues from these non-futures sources.

Gross margins in the U.S. advanced 20 basis points for the quarter, driving 10 basis points of our consolidated gross margin improvement. Demand creation spending grew faster than revenue, but the region continued to grow operating overhead at a slower rate. Overall, the growth in revenues and gross margins drove management pretax income to $260 million, up 10 percent versus last year's third quarter.

For the third quarter, revenues from our other businesses grew 20 percent to $390 million, driven by balanced revenue growth rates at Nike Golf, Converse, Cole Haan, and Hurley. Our other businesses earned $24 million of pretax profit, as profitability improved in each one of these businesses.

Demand creation spending increased 21 percent overall, with 4 points of the growth driven by stronger foreign currencies. The most significant investments related to sports marketing in Europe, the U.S., Asia Pacific and Golf; advertising behind the Women's fitness campaign in Europe; and Retail development around the world.

Operating Overhead increased 14 percent, with 3 points of the growth coming from stronger foreign currencies. Key components of the increase were higher personnel costs due to higher wages, benefits, and incentive-based compensation, new Nike-owned retail stores, and infrastructure to support the growth of emerging markets such as Russia and China, and non-Nike brands such as Cole Haan and Starter.

Other expense in the third quarter includes foreign currency losses, primarily from hedging. These losses were slightly lower than for the third quarter last year. The net effect of these foreign currency losses and the favorable translation of foreign currency-denominated profits was $20 million of additional pretax income for the quarter.

Our effective tax rate for the quarter was 33.9 percent, bringing our year to date rate to 34.8 percent, our current estimate for the full year.

Our balance sheet continues to be an area of financial strength for the Company. Cash and short-term investments totaled $1.6 billion at the end of the quarter; our interest bearing debt was about half that amount as of the same date.

Worldwide inventories continue to be fairly lean overall. As of February 28, worldwide inventories were 4 percent higher than a year ago, with currency changes accounting for about 3 points of growth.

At the end of the quarter, accounts receivable were 14 percent higher than the prior year, in line with revenue growth for the quarter.
Stronger foreign currencies accounted for about 3 points of the growth.

As you would expect, we're very encouraged by the performance of our portfolio businesses so far this year, and expect solid financial performance for the final quarter of fiscal 2005.

For the fourth quarter, we expect revenues to grow mid-single digit, somewhat slower than the trend of recent quarters and the growth in futures we reported today. In the U.S., we expect low single-digit revenue growth as shipment timing and lower sales of licensed apparel, close-outs and at once products partially offset the growth in futures. In Europe, revenues will be essentially flat as we compare against strong sales in Q4 of fiscal 2004, related to the European football championships. However, we expect continued double-digit growth from Asia-Pacific, the Americas, and Nike Golf.

Fourth quarter gross margins should be a bit stronger than in the third quarter, reflecting a normal seasonal pattern. Versus the third quarter, we also expect some improvement in SG&A spending relative to revenue.

As we usually do at this time, we are also now firming up plans for our next fiscal year. We start with our long-term financial goals: high single-digit revenue growth; mid-teens earnings per share growth driven by expanding profit margins; and increased capital productivity and cash flow. Assuming stable foreign exchange rates, we believe we can grow fiscal 2006 revenues in the high-single digits. Better foreign exchange rates should enable us to absorb anticipated increases in commodity costs and discounts, and still grow our overall gross margin. In addition, we're working to hold the rate of SG&A growth in fiscal 2006 below the rate of revenue growth.

We do have a bit more visibility for the first quarter. We expect high single-digit revenue growth, reflecting continued strength in our global portfolio of brands and slightly better foreign exchange rates. First quarter gross margins should also benefit from foreign exchange, as our first half hedges are at more favorable rates than the prior year. Finally, we expect greater SG&A leverage in the first quarter than for the full year, since our fiscal 2006 demand creation spending will be focused on the buildup to the 2006 Soccer World Cup in the second half of the fiscal year.

In summary, we're very pleased with our results so far this year and we feel we're in a great position to continue to deliver strong profit growth over the balance of fiscal 2005 and into 2006. With that, I'll turn the floor over to Bill Perez, President and CEO of Nike, Inc.


                               WILLIAM D. PEREZ
                     President and Chief Executive Officer

Thank you, Don, and good afternoon, everyone. It's a pleasant, yet somewhat ironic privilege for me to be here today. As you know, I spent the past 34 years of my career working for a very private, privately held company. The idea of sharing detailed financial information and plans is quite a shift for me. As a matter of fact, I used to enjoy listening to you grill our competitors.

So now I'm here to be grilled, but please understand I've only been here 8 weeks, I'm operating with impressions and I always like to augment impression with facts before sharing thoughts or taking action. With that said, I know that Mark, Charlie, and Don are eagerly awaiting your questions, particularly Charlie, with whom I've spent more time the past 8 weeks than with my own wife.

Today I'd like to spend a few minutes talking about why I'm here, my initial impressions, my priorities, and what you should expect from me and this management team. So first, why Nike? Since I began to work on Nike on January 24, I've enjoyed perhaps the most intense and professionally energizing 8 weeks of my career. My reasons for coming here were quite simple, and there were four of them. First, I've always admired the brand. Nike's ability to perpetually renew and evolve to stay contemporary and relevant to consumers is nothing short of remarkable. As you know, it's one of the most recognized brands in the world. Second, to put it simply, I love sports. The opportunity to align my personal and professional passions was a chance of a lifetime. Third, Nike operates in a team environment. That's the environment from which I came and it's the one I believe that is most effective. Where all players are aligned and all contribute to the success of the enterprise. Finally, I genuinely believed there were growth opportunities for Nike across geographies, sports categories, and the acquired brands. And I've got to tell you that after 8 weeks, that impression has not been dispelled.

My time so far has been about listening and learning. The biggest surprise to me is how much greater the opportunity is than I initially thought. I visited 3 of our largest customers, conducted business reviews in the U.S., Europe, Asia, and across our subsidiary brands and global functions, such as footwear, apparel, equipment, finance, and human resources.

The talent level within this Company is even higher than I expected and my expectations coming in were very high. The level of confidence, energy, and commitment I've encountered throughout the organization is truly exceptional.

Along with our people, Nike's capabilities in marketing and product development are our competitive strength. And we have scale leverage in both areas. During my time in the footwear advance research and development area, I was struck by the richness and depth of our new product pipeline. I know Mark has expressed his confidence in Nike's innovation agenda. I can assure you that he has not overstated either the quality, or the depth of the new product opportunities in our arsenal.

How do I see my priorities? Well, I like to focus on clearly defined priorities and go after them with a high sense of urgency. I anticipate the team will have those priorities in place when we kickoff the upcoming fiscal year. Without a doubt our first focal point will be on people. I place the highest value on people and am committed to elevating our overall ability to recruit, develop, and retain talent. I believe that people make things happen, and the results Don just reviewed are clear evidence of that. Processes can facilitate but the name of the game is having the right people, in the right places, at the right time. That's what I believe. That's what Phil believes and this is what the leadership team believes. I view this as my personal responsibility to make sure we develop the next generation of management at Nike.

Given my background, it won't surprise you to know that I place the consumer at the center of all activities. The Nike Brand's relationship with consumers is unmatched. We have to make sure that our portfolio of brands is accessible to consumers and all channels of distribution, in all geographies and is appropriately targeted at the most attractive demographic groups. That's certainly one of the reasons why I'm here.

What should you expect from this team and me? The next few months are going to be incredibly challenging and invigorating. As I deepen my understanding of Nike's business, I look forward to sharing my perspective with you. The Company has extraordinary momentum, so I would not expect a dramatic change in strategic direction.

As the past many quarters indicate, Mark, Charlie and the team have done a great job. Our duty is to keep it that way as we pursue opportunities to grow, to better leverage our scale, and to deliver value to our shareowners. I look forward to meeting and working with all of you. Thank you.


                              MARK PARKER
                      President of the Nike Brand

Okay. This is Mark Parker speaking now. Thanks, Bill. Good afternoon everyone. As the numbers Don has just reported to you indicate, our strong product and brand momentum is carried into the second half of our fiscal year. Today I'm going to spend some time calling out a few places that have really helped generate those results and where we plan to focus going forward.

One of the aspects of today's results, which I find especially gratifying, is that they span the Nike, Inc. portfolio with the Nike brand leading the way. As we discussed last quarter, we're very focused on growing our core business. The opportunities we see within our core Nike brand business are as rich as ever and today's results certainly help validate that point of view.

From a regional perspective, our U.S. business has been particularly robust, delivering its seventh consecutive quarter footwear futures growth, a trend that points directly to the momentum and strength of our brand in our largest region. You've seen today in our futures orders, how strong demand is. More importantly, sell-thrus across our U.S. footwear performance categories and technology platforms have been as healthy as we've seen them in years. Equally significant for the seventh consecutive quarter on a year-over-year basis, average selling prices for footwear futures again trended up. Charlie will present a more detailed regional review, but I wanted to point out our success in the U.S. region as an example of how our core growth strategy is generating strong results.

From a category perspective, one of our core performance areas that always receives a lot of attention during our third quarter is obviously Basketball, and this past quarter did not disappoint. Last month, the NBA All Star game came to Denver, and Nike athletes like Lebron James, Kobe Bryant, Dirk Nowitzki, Vince Carter and Amare Stoudemire dazzled the crowd, but Nike's reach extended well beyond the game itself as we sponsored numerous consumer events, featuring athletes and entertainers at various locations around Denver. The energy generated over the course of the weekend was clearly visible and measurable, as the Denver Nike Town recorded its highest single day sales in the store's history, and Nike basketball.com had over 160,000 visitors to the site. It was a perfect setting to debut a milestone shoe in the history of Nike and the sport of basketball: The Air Jordan
20. Customers lined up outside retail stores and around the country to get the 20, and it's incredibly strong sell-through made it it one of our most successful game shoe launches in several years. I should also add that sell-thru on the broader Jordan product line are the best we've seen in years.

On the apparel side of the business, our performance strategy has taken hold and has put us in a stronger position from which to grow. During the third quarter we launched a major integrated campaign around the newest generation of our performance first layer Nike Pro Apparel, featuring some of the greatest players in football and baseball. The reaction by athletes at all levels has been very positive and sell-thru is very strong. Nike Pro is just one segment of our rapidly growing performance apparel business, a business in which we believe we've only just scratched the surface. We see opportunities to improve our go-to-market performance here, and we are very much committed and focused on doing just that.

We're also very bullish about our opportunities in the active life side of the business. The active business requires a very different skill set than performance sport, and we've addressed this need by aligning apparel, footwear and equipment teams to focus directly on the active life opportunities. As a result, we've been improving our competency in merchandising, telling more compelling stories and approaching our target active life consumers in more effective and relevant ways from product creation all the way out to retail. For instance, our focus on our urban apparel collection has been making strong connections with the tastes of this very hip, very fashion conscious consumer group, with products like our Pulse Boots line which has been generating great consumer response at urban retailers across the country. Looking ahead, we're very excited about our BRS and Sports Heritage apparel lines that we'll be launching for Fall and Holiday '05. Dynamic and edgy active wear that really draws on Nike's deep sports heritage.

Another area that continues to drive financial results and business energy is in the women's fitness category. One of the primary ways we're connecting with this consumer is through dance. During the third quarter, we launched the sustained integrated fitness dance campaigns in the U.S., Europe, and Asia in support of a full line of performance and active footwear, apparel and equipment. These campaigns involve grassroots events where consumers have the opportunity to experience products firsthand while training and testing their skills along with some of the world's most prominent dancers and choreographers. Early results of these efforts are impressive as product sell-thrus were strong, and our women's footwear and apparel business together grew over 20 percent during the quarter.

As we focus on the core growth opportunities for the Nike brand it, all starts with Innovation. Our relentless focus on bringing meaningful innovation to the market is the foundation for Nike's success. The trend towards performance has become an increasingly more common topic of discussion throughout our industry, but this is really nothing new to Nike. We've been driving this trend because everything we do is rooted in performance. Frequently we're asked if we're concerned about one competitor or another's push in various categories. The answer is simply yes. But more importantly, we're energized. Nike's at its best when we have s clear competitive pressures, which is the source of Nike's past success and the opportunity for this Company to grow in the future.

Last month we held our Global Leadership Summit, where 650 of our top leaders from around the world came together at our world headquarters to share their success stories, their ideas around future opportunities, and their competitive drive. The message of the summit was clear: Nike is a growth Company and for all brands to grow, we need to focus on the core. Including those businesses where we have strong leadership positions. Bill, Charlie, and I found the energy generated at this event truly inspiring and the experiences has me more confident than ever about this team's commitment and ability to move the Nike brand and business to new levels.

Another factor that makes me very confident about our growth prospects over the long-term are the numerous opportunities to leverage parts of our existing asset base. I know when you hear the word leverage you often think about operational results. We're seeing some great results here. Consolidating sourcing, as well as suppliers of key materials and components, production initiatives that are driving the cost of quality down, lowering defect rates, more effectively leveraging our product tooling investments across more styles, and better claims management, just to name a few. All really helping to drive improved profitability.

But to us, leverage is a much broader concept than just cost savings. We also think about the open opportunities to leverage our existing product and brand-related asset base to drive revenue growth over the long-term. Vast Nike assets like our sports marketing relationships, our design competencies, franchise products, and new technologies are just a few examples of what I mean. These are assets we've developed and nurtured over the years that have tremendous potential to be utilized in a variety of new and different ways within the Nike brand and in some cases across the broader Nike portfolio of brands. We're continually analyzing and evaluating where these opportunities lie to expand the footprints of our existing investments. There's a lot of ROI upside here. I look forward to sharing the results of these efforts with you in the quarters and years to come.

As you know, our ability to grow our business is based on many factors, not the least of which is the strength of the relationship we have with our consumers through our brand and the products that we create.
There's a lot of healthy pressure on our various advanced R&D groups to deliver the innovative and compelling product concepts that excite consumers and reinforce Nike's premium brand position. I've spent a lot of time in this part of the Company over the last few months and I'm pleased to say that in my 25 years at Nike, I've never been as excited about the quality, the depth, and the commercial potential of what's in the Nike product innovation pipeline. For footwear, apparel, and equipment and both the performance, sport and active life-style sides of our business. Ultimately, this gives me more confidence in our potential in the seasons and years ahead than anything else I might add. With that, I'll pass you over to Charlie Denson.


                              CHARLIE DENSON
                         President of the Nike Brand

Thanks, Mark. Thank you, all, for joining us today and a happy St. Patties day to all. We're very pleased to report another solid quarter of revenue and earnings growth. Today I'll do a quick run through of what we're seeing from our business and the markets around the world. I plan to focus my comments in the same areas I have for the past several quarters, looking at where we've improved and calling out some additional opportunities we see from each of the geographies.

Let's start in Europe where we've talked a lot about the softness in the market over the past year. I've had the opportunity to spend time in 3 of the 4 regions over the last 2 months and the one I'm most genuinely excited about is Europe. As you have seen by today's results, Europe was up 18 percent and 9 percent in constant dollars. We're very pleased with the progress we've made in both Italy and the UK, with Italy posting a 25 percent gain and a 10 percent gain coming out of the UK in constant dollars. Central Europe and Russia continue to be strong performers and our results in football and performance footwear give us confidence that we're on the right track. With that said, we're still very optimistic about some of the other opportunities where we are not performing up to our own expectations, and that means additional growth.

While Germany and France are not at the level we believe they can ultimately be, we have recently implemented some management changes, putting experienced Nike leaders in both countries and are looking for stronger results over the next year in both of these important Western European markets. Other areas that offer great growth potential are European apparel, the active life segments that Mark referred to in the business, as well as our overall operational efficiency in inventory management and SG&A spending. As someone who has been around for a while, I can say that things are starting to feel much better with our overall European team and their business. With the world cup coming into focus in Germany in '06, we should be in great position to take full advantage of both the event and the energy it will bring to that marketplace and continue to grow our European business at a very profitable rate. I'm looking forward to it.

Moving on to Asia-Pacific, we posted another quarter of double-digit growth in both revenue and pretax income, with China leading the way once again. As we continue to work on building our distribution infrastructure throughout the country, the level of interest in our brand and our products continues to grow every day and we're coping with the demand pretty well. As we have said many times, China is the fastest growth market in the world right now and it's not very often you get to literally create a new marketplace from scratch. We are seeing world class retail being created overnight. Where just a couple years ago, there was nothing. The challenges are numerous at this pace, but incredibly rewarding for the team on the ground. It's all about balancing growth with fundamental business sense and I'm pleased with our progress so far.

Turning to Japan, we've talked about softness in the footwear market there and we saw that continue in the third quarter. The overall market has been tough and is getting even more competitive. But we're focusing on the things that will keep this a viable, long-term growth business for us. We have seen the footwear market polarize over the last year with the high end continuing to experience strong momentum, but the rest of the market is becoming very price sensitive. It is starting to feel a little like the U.S. in '00 as the consumer is becoming very sensitive to the price value proposition. We feel like there is still a big opportunity in balancing our product lines and creating a new paradigm in the price value equation. Our apparel business has never been stronger and the brand is in good shape and as with Europe, we see the active life category as a source of major opportunity.

In the Americas, we're on pace to report a record year. I continue to be very impressed by the way our Americas team has been finding ways to be successful in one of the most culturally and economically diverse and dynamic regions in the world. Solid revenue growth has been driven by our football and running categories, and led by strength in both Brazil and Argentina. Along with growth in the more traditional sport categories, the Americas team has been very successful at evolving the brand into newer areas, such as Beach and Skate, through a combination of great sport and active product and focused brand messaging targeted at the most influential consumers in these rapidly growing areas. And our progress isn't just a product and marketing story. We continue to focus on marketplace management in our Latin America countries, resulting in improved gross margins, lower levels of closeouts and reduced customer discounts. As you can probably tell, we're really proud of what our people have been able to accomplish in this region and we think we've got the right formula to continue to grow this business going forward.

And finally, here in the U.S., we continue to be pleased with the sustained and improving health of the industry overall and our business here has been both a beneficiary and a source of that health. The consistent approach of releasing great product into the marketplace, supporting it with brand messaging, and managing product flow and inventory management has been driving results for the U.S. and more importantly driving futures numbers like the 9 percent growth that we reported today. And while this is our largest and most developed market, I still feel like there is no shortage of growth opportunities. Our strategy of focusing on our core categories of basketball, cross training, and running is driving our growth and success. But our improving performance in technical apparel and focused effort on the women's fitness areas are starting to make an impact and each of these areas will provide us with substantial growth in the future.

From an operational perspective, it's great to be able to say that we're making improving progress with our supply chain. While we're not ready to declare victory, the work we've done to upgrade our systems and processes and developed our distribution infrastructure has been delivering measurable benefits. Two areas where the results are very apparent are in return on invested capital and inventory. We've improved our ROIC by 260 basis points over the last 4 quarters and significantly exceeded our original goal of 20 percent by 2005. Also, our days in inventory decreased over the period versus the prior year and both these metrics translate into improved profitability. Year to date we've expanded our gross margins by 170 basis points. While we don't expect the benefits of currency to continue forever, we do expect margins to continue to expand into the next fiscal year as a result of our continually improving operational efficiency.

I'll wrap things up today by, again, expressing the fact that over the last couple of months I have spent time in each region except the Americas and I'm heading there soon. Bill's accompanied me on each of these trips. And as you've heard from him as well, our enthusiasm for the potential of this business has never been greater. We have visited key countries as well as our regional offices and the energy and focus that the teams displayed were incredibly upbeat. He's had a chance to experience some of the Nike business and more importantly, some of the people. It's been a great couple of months and he's getting a good chance to see our strengths and call out areas where we can do things better. Now we'll open it up for questions. Thanks.



                          QUESTION AND ANSWER


Robbie Ohmes, Bank of America Securities: Thanks. Just a few quick questions. I was hoping you could give us a little more help with your other businesses in terms of how you think they are going to play out over the next four quarters, give a little bit more outlook on Cole Haan coming up against tough comparisons and since you've had four quarters now, really strong profit swings overall in those businesses, so how we should be thinking about that would be great. And then just my second question would be, you mentioned that the average selling prices continued to trend up. I was hoping you would be gracious enough to give us a sense, are they mid single digit, trending up more than they were? You know, what's going on there? Thanks.

Blair: Well, Robbie, it's Don. With respect to the other business, you know we don't talk about them in a quantitative sense, but we still think there is enormous upside in all of those businesses. We called out Cole Haan first. Cole Haan has been a great story in terms of the repositioning of that brand. That business has a tremendous amount of momentum, both on the top line and the bottom line. We continue we're going to continue to grow profitability and revenues in that business at a rapid pace. Converse, we've talked about on these calls. We're very pleased with the performance of Converse, both the domestic business here in the U.S., as well as the international business and they are both growing very rapidly, and certainly we're very pleased with the top line growth at Hurley. We do think that we're continuing to work our way through some of the sourcing issues and feel great about where that business is headed. Then finally, Nike Golf has a lot of operating momentum as well. As you probably recognize, the fourth quarter is where most of our business is done, just based upon the seasonality of the golf business and we think we're going have a terrific fourth quarter. So, again, don't want to give you too much quantitative information based on our past practice, but we feel great about those businesses. With respect to average selling price, we are still seeing growth in average selling prices more in the low single digits versus more in the mid to high single digit numbers we saw last few quarters.

Ohmes: Great. Thank you very much.

Virginia Genereux, Merill Lynch: Thank you, all, and nice to hear from you, Mr. Perez. Two questions quickly. Don, can you just elaborate on your remark on shipment timing and U.S. footwear. Is that stuff falling into August? And then the revenue outlook that you discussed for sort of the next quarter and the next year, is that constant dollar, may I ask? That's one.

Catlett: That's two.

Blair: -- Real dollar growth, and the shipment timing really is just when we expect the futures orders to hit the marketplace. And a lot of that is dependent upon where we see our supply chain delivering the product and when the customers are going to demand it. We're just basing our estimates on what we see at this point in the marketplace. So it's really just a May versus June estimate.

Genereux: That's great, Don, that it was pushed out. I was asking if it wasn't pulled forward. Then secondly, can you explain, Don, how the currency benefit falls it to the pretax income line? I listened to our comments on gross margins, which sounded like, I think you said you got
2.4 percent gross margin expansion from currencies, which is like 80 million, but then 20 million dropped to the bottom-- dropped to the pretax income line.

Blair: No, they're two different aspects to foreign exchange, Virginia. The first part is the piece that hits gross margin. The gross margin impact was 240 basis points gross, and what that showed through to the P&L was 2 full points of gross margin improvement. Okay? So that's one piece of the equation. The second piece of the equation, which is a $20 million item that we quoted, and that relates to translation, so that is purely the translation of euros and yen and so forth, profitability into dollars. So they are two separate items.

Genereux: Great. That's very helpful. Thank you, all.


Margaret Mager, Goldman Sachs: Hi, it's Margaret. I have like six questions, but I'll limit myself. Let's see, can you talk about the inventory by region? I know it was actually down in the U.S. in the last quarter. How is inventory looking by region? And in that context, if you could, give us some perspective on Japan. How concerned are you about the outlook there comparing it to the U.S. in 2000 is a bit alarming, and also I would note that we saw some really spectacular numbers from Adidas coming out of Japan in their earnings report this month. So if you could give us some better context of what is going on in Japan and then also comment about inventory by region that would be helpful. Thank you.

Blair: Well, let me take the inventory question, Margaret. You know, we've talked about inventory in terms of where we feel that we can do better. You know, we generally feel very good about our inventory levels overall. The places where we think we can do better, we would call out European apparel. We've talked a little bit about our inventories in Korea and Japan on previous calls. Those are places that we think we have opportunity. We're doing better in all of those places. We're working our way through in the inventory levels we have and to date, as you can see from the results we reported in the third quarter, they haven't had a material impact on our business overall, but we're going to keep working in those areas. Balancing that, in the rest of the markets, we've had some really good success and particularly I would call out the U.S., both the footwear and apparel side have done an absolutely terrific job of keeping inventories tight and that's reflected in our gross margins.

Mager: Are they still down, Don?

Blair: The U.S. inventories are down.

Mager: Okay. Thank you.

Denson: Margaret this, is Charlie. I'll take a crack at this and Mark, I think has got comments too. Actually we just got back from Japan last week. I would not say that we're alarmed about the Japanese market by any means. Actually as I said in my prepared remarks, I think we're still very bullish especially on a long-term basis. It's one of the most influential marketplaces in the world, as you know. Where we are seeing some softness again in this polarization. We're still seeing a lot of positive brand strength at the high end, but it's getting a little bit more price competitive and I think right now we've got to address some of that in some of our pricing and looking at what we're doing. One of the things that we talked a lot about several years ago when we were addressing the U.S. market was this thing that Mark kept referring to as a total game plan, and the complete offense, so to speak, and looking at the overall product lines and I'm speaking primarily in footwear right now. The other thing that gives us some pretty good confidence is the strength that we're continuing to see both from a brand standpoint and an apparel standpoint. These are some things that I think we'll go to work on specifically in the footwear area and we feel pretty confident that we know what we have to do and we can get a hold of it.

Parker: This is Mark. I would just add, to echo Charlie's comments about the split in the market in Japan, the luxury high end has been very strong and then it seems like there's more action down below at the lower price point levels as well and the value zone. So what we're trying to do there and actually are working on doing right now is-Charlie's comments around complete offense, is really build more strength and price the value in that middle zone with some compelling con sevenths and feel good about what we have in the pipeline to address that situation. The market's gotten fairly promotional and we've been reluctant to drop down into that.

Mager: Okay. Thank you.


Bob Drbul, Lehman Brothers: Hi, good afternoon. Bill, I guess one easy question for you, and one tough question for you. The first one is I heard that you are a runner and I was just curious if Pam can keep up with you on the track.

Perez:  That's a tough question, Bob.

Drubl: Exactly.

Perez: What's the easy one?

Drbul: The easy one is, well, I'm not completely familiar with the breadth of your portfolio at our old company. I know you're still learning a new organization and you don't want to throw out any concrete initiatives just yet, but I wondered if you could share with us a few of the major differences, maybe some positives or negatives that you see in the portfolio you've been running versus the once that you are now in charge of running.

Perez: I think there are a number of differences. I think the SC
Johnson portfolio went through almost identical channels of distribution, was largely based on the same technologies, whether it was packaging or chemistry or mechanical action. Nike products are distributed in multiple channels of distribution, very diverse ones.
The technologies between, you know, the relationships of the technologies that drive footwear and those that drive apparel and equipment are quite distinct. I think those are probably the two main differences in the portfolio. I come-- I came from a world where managing multiple brands was a way of life and we're just getting into it here at Nike with the subsidiaries and the businesses we've acquired.

Drbul: Great, and if I could squeeze one more in.

Catlett: Okay. I do want to have the record reflect that Bill's best marathon time is one minute faster than mine, and I intend to correct that.

Drbul: Well, best of luck with that.

Catlett: Thank you, Bob.

Drbul: You're welcome. And for Charlie and Mark, I guess when you look over the next 12 months, you guys have had some really great successes with Air Force One and some of the Shox products that are out there. Does that at all bother you or concern you as you look to comp against these numbers over the next 12 months, per se?

Parker: Yeah, this is Mark. Let me take that. Actually, I feel very good about the success we've had in Shoxs and Air Force Ones from a looking forward standpoint. I feel like we've got some very compelling things in the works right now around trying to keep those franchises, both from a technology and in the case of Air Force One, that style, very fresh and compelling. So I'm feeling good about-- I don't think we've reached the limitations on those. We're trying to manage those businesses very smartly, and make sure that we're not over-saturating the marketplace. There's quite a bit more demand than what we're actually selling right now, I think, and particularly in the case of the Air Force One and also in the case of Shoxs for that matter. But beyond that, I think when he made my comments about how excited I am about what's in the innovation pipeline, it really has a lot to do with the diversification of the product and the technology on the premium side, particularly beyond Shox, and beyond any one particular technology. In saying that, I'm still very bullish on the Shox franchise and where that's going government you'll see some things in the next six to twelve months that will take us well beyond our dependence on any one specific technology or franchise.

Drbul: Great. Thanks.

Denson: Bob, I'll just chime in a couple other points there. On the franchise thing, I think one of the things that we're really confident in and feel pretty good about is Mark's point, management of these franchises that we have, and right now it's Air Force Ones and to some degree Dunks, but there's some other pieces of the product arsenal that are already starting to take the place of that, whether it's the Shox piece, we've got the introduction of the new Free technology now out in the marketplace and it has received very strong responses to that. I think the key thing here is that we're not going to try and necessarily anniversary comp those numbers on a style-by-style basis. I think it's keeping this stuff fresh and moving it in and out of the marketplace at the appropriate level is something we've demonstrated in the past and we're going to stick to that too. We've already started to pull back a little bit on the Air Force One in a couple of different markets.

Drbul: Great. Thank you very much. Good luck, Bill.


John Shanley, Susquehanna International Group: Good afternoon.

Shanley: Charlie, maybe, and maybe Don if you could chime in on this, I'm a little confused about the U.S. marketplace. Obviously the company had a really dynamite third quarter in terms of sales increases and a nice forward order level, but the guidance that Don gave us in terms of low singl- digit sales forecast and also the comment about the higher discounts, can you kind of give a little bit more color in terms of what's happening? Are you changing your channel of distribution for the product that is causing a little bit of a change in terms of the guidance you're giving us going forward?

Blair: Well, let me start with that, John, and then Charlie's going to chime in here, but this is really not reflective of a major change in the structure of distribution in the U.S., so that's not where I would look. As I mentioned earlier in my prepared remarks one of the things we had last year was quite a bit of at once business last year, both closeouts and props business and we also had a very early shipment pattern last year compared to what we see this year. So combination of the fact that we've got a strong futures trend, which means we have less closeouts, we have less prop business, and also as we've talked about many times, we also have the NBA expiration also down. So a combination of all of those things means that you're going to see less revenue growth in the fourth quarter than what you see in our futures order book.

Shanley: Okay.

Blair: The point about discounts really is a mix change. We've had a lot of growth in our larger customers, as you know, there's been some trade consolidation in the U.S., and one of the impacts of that is that it's going to the high volume customers, which generally tends to raise the discounts from the standpoint of mix.

Shanley: Okay. I understand. That's very helpful. Charlie, on Europe, the very solid quarter also with a 9 percent constant sales increase. One of your competitors just recently said that they were gaining market share. I'm wondering if you can kind of summarize what you feel your market share position is in western Europe in athletic footwear and whether or not you see an opportunity to also gain market share.

Denson: I mean we feel, like I said, this is as good as I've felt about Europe in over a year, year and a half. And I think the idea that we will continue to gain market share is something that we-- I'm not going to sit here and predict it, but I like our angle of approach and I think that's-- I'm excited about Europe, I mean overall. We can go category by category or country by country, but we're starting to build a little bit of positive momentum there, and I really one of the things that we've been talking about over the last year is specifically in countries of, in Italy and the UK where we were-- well in Italy we actually struggled, in the UK we got a little bit stagnant. Getting these things pointed in the right direction, France is still a pretty challenging environment from a retail standpoint, as is Germany, but we think we've got some things in the pipeline, even for those two markets that put us in a great place going into '06 and the World Cup year. And World Cup in Europe is going to be a big deal, and obviously in Germany it will be a big deal for us as well.

Shanley: Are you going to ramp up your advertising spend in Germany since that's the host country?

Denson: You might see a few things go on there.

Shanley: Great. Okay. Thanks a lot, guys.


Noelle Grainger with J.P. Morgan: Hi, good afternoon.

Grainger: Okay. Two things for me, I guess. One long-term, Don, on gross margins-
One gross margin question, Don, for you, you've had some outstanding expansion over the past couple years, continued in the quarter. As you look long-term, where do you think that number can go and kind of-obviously you've indicated you think it continues in '06 and what type of pace do you expect? And then my second question, I was really hoping you can elaborate a little bit for us on the Starter business, and talk about your plans or where you're tracking relative to your plans for footwear rollout and signing, what you plan to do with how you're going to incorporate Brett Favre, I believe you've signed for that brand.

Blair: Okay. Let me talk about gross margin and once again, know Noelle, I think you're going leave dissatisfied with that-- but our story that we've been telling you consistently is that we think there are lots of levers for us to pull on gross margin. We work the product side of the equation both in terms of how it's manufactured and how we buy raw materials. We've been working the gross to net equation, which is things like discounts and claims, and tightening our supply chain. So as Charlie said, we feel great about the progress we've made and we think we can continue to raise gross margins through some of those vehicles and also in '06, we do expect to see some continued benefit from foreign exchange. So a combination of all of those things, we still believe we can continue to grow gross margins. Where the absolute limit is of the really might be, wouldn't want to say at this junction tour, but we're still optimistic that we can continue to grow it. I'm going to give Mark the Starter question.

Parker: Yeah, actually, as you hopefully know, we have actually a healthy business with Starter at Walt mart. This launch that we're in the midst of right now is really the beginning of sort of a new venture for Starter and obviously Nike in taking Wal-Mart, I think, to a different level in terms of footwear, higher priced footwear specifically is what I mean. And we feel like the product line that we've got coming to the Wal-Mart locations, the bulk testify being next week, is really a whole new level of product for Wal-Mart, and Brett Favre's involvement we think will actually help boost the attention around the product. He will be involved with marketing support, in-store advertising-type support to help pull that product through. Like I said, this is a new venture for Nike and for, I'm sorry for Starter and Wal-Mart in the sense that we're going to new places in terms of the product quality, the technology that's represented and the product and the pricing. So we're optimistic about where this may go, but, you know this, is a starting point for us. So I don't want to say much more than that, other than there's a fairly healthy degree of optimism about where this may lead.

Grainger: Good luck.

Jeff Edelman with UBS: Thank you. I'll try to be quick. One, Charlie, with the average selling price growth tapering off, is this largely due to more product going to Footlocker, or is it still broad based?

Denson: No, I think it's still pretty much broad based, Jeff. I don't think-- I mean we've had a nice acceleration of this number over the past, you know, 12 months, I think it is. I would have to go back and look at it specifically. As I think Don alluded to in his prepared remarks, I think we still are looking to see it climb. I just think the rate of that climb is going to start to ease up a little bit. It varies around the world too. I think you're going to see the U.S. continue to be pretty healthy. I think as we talked about before, Japan, places like Japan, it's going to get a little bit tougher as it gets a little promotional over there. Europe has really been driving a pretty strong increase in average selling price, a lot based on currency. So, you know, how some of that starts to work itself out in that marketplace over the next 6 to 18 months is something we'll keep an eye on. As a general statement, we would expect it see it decline just to this lower rate.

Edelman: Okay. Then secondly, the strengths you saw in Italy and the UK, did this reflect increased distribution or increased penetration within the existing accounts there?

I'm sorry, where is that again, Jeff?

Edelman: The, the sales strength that you had in the UK and Italy, was this a function of increasing distribution or more increased penetration with your existing account base?

Denson: That's easy. Penetration.

Edelman: Okay.

Denson: No expansion in distribution whatsoever.

Edelman: Okay. Thank you.

Catlett: Okay. I'd like to thank everyone for joining us today. We look forward to speaking with you soon.